THE NEW HOME COMPANY REPORTS THIRD QUARTER 2015 RESULTS

- Net Income of $4.4 million or $0.27 per Share -
- Total Revenues Increased 204% to $87 Million -
- Backlog Dollar Value Increased 132% to $212 Million -

Aliso Viejo, California, November 5, 2015. The New Home Company Inc. (NYSE: NWHM) today announced results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights Compared to Third Quarter 2014

•	Net income of $4.4 million, or $0.27 per diluted share vs. net loss of $1.1 million, or ($0.06) per diluted share

•	Total revenues of $87.0 million vs. $28.6 million, up 204%

•	Average selling price of $1.9 million vs. $820,000, a 135% increase

•	Equity in net income from joint ventures of $4.1 million vs. $50,000

•	Backlog dollar value up 132% to $211.6 million vs. $91.1 million

•	Wholly-owned community count up 150% to 10 vs. four

Larry Webb, the Company’s Chief Executive Officer commented, “I am extremely pleased with The New Home Company’s execution this quarter. We delivered another quarter of significant year-over-year growth in each of our operating segments and posted solid earnings per share of $0.27.”

Mr. Webb continued, “Our Wholly Owned business increased revenues six-fold, thanks to a 200% jump in unit deliveries and a 135% increase in average selling price. We also ended the quarter with 150% more Wholly Owned active communities as compared to the third quarter of 2014, and the dollar value of our backlog was up 132%, setting the table for continued growth in the future. Our Fee Building business generated strong revenues and profitability, driven by significant starts and increased joint venture management fee activity. Our Joint Venture operations also contributed solidly to the bottom line. These achievements demonstrate our Company’s commitment to being the premier builder of high-end homes in unique, one-of-a-kind locations and to delivering meaningful growth and profitability to our shareholders.”

Third Quarter 2015 Operating Results

Total revenues for the 2015 third quarter were up 204% to $87.0 million, compared to $28.6 million in the prior year period. Net income attributable to the Company was $4.4 million, or $0.27 per diluted share, compared to a net loss of $1.1 million, or $0.06 per diluted share, in the year earlier period. The improvement in net income was primarily due to an increase in total revenues and joint venture income.

Wholly Owned Projects

Home sales revenue for the 2015 third quarter was $57.9 million, compared to $8.2 million in the prior year period and new home deliveries were 30, compared to 10 in the prior year period. The growth in home sales revenue was driven by a 200% increase in deliveries and a 135% increase in the average selling price of homes delivered to $1.9 million compared to $820,000 in the prior year period. The jump in average selling price was primarily due to a product mix shift to higher-priced coastal Southern California communities coupled with the initial deliveries from the Company's new Lafayette luxury condominiums in the Bay Area.

Homebuilding gross margin percentage was 13.8%, compared to 15.6% in the prior year period. Adjusted homebuilding gross margin percentage, which excludes interest in cost of home sales, was 14.5%*, compared to 16.4%* in the prior year period. The year-over-year decline in gross margin percentage was due primarily to lower margins generated from two Sacramento close-out communities. Sequentially, the Company's homebuilding gross margin percentage improved 340 basis points from the 2015 second quarter primarily due to a larger proportion of deliveries generated from its higher-priced Irvine and Lafayette communities.

Selling, general and administrative ("SG&A") expenses were $7.4 million, compared to $4.1 million in the prior year period. The increase in SG&A expenses resulted from higher selling and marketing expenses due to a 606% increase in home sales revenue and increased G&A related to higher personnel and professional fees to support our growth. As a percentage of home sales revenue, SG&A was 12.8% versus 50.2% in the prior year period. The improvement in the year-over-year SG&A percentage was driven by stronger operating leverage from higher home sales revenue.

New home orders were up 126% to 61 homes, compared to 27 homes in the prior year period. The Company's monthly sales absorption pace was 2.3 sales per average selling community, flat with the prior year third quarter and up 21% from 1.9 per month in the 2015 second quarter. The Company more than doubled its active selling communities to 10 communities at the end of the 2015 third quarter, compared to four as of the end of the prior year quarter. The dollar value of the Company's wholly-owned backlog at the end of the 2015 third quarter was up 132% year-over-year to $211.6 million, which totaled 96 homes in backlog compared to 42 homes in the prior year period.

Fee Building Projects

Fee building revenue for the 2015 third quarter increased 43% to $29.1 million due to an increase in fee building construction activity and an increase in JV management fees. Fee building gross margin was $2.1 million, compared to $1.0 million in the prior year period. The increase in fee building gross margin was primarily attributable to an increase in JV management fees, and to a lesser extent, an increase in fee building activities.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2015 third quarter was $4.1 million, compared to $50,000 in the prior year period. The improvement in the Company's share of joint venture income was driven largely by an increase in revenues and stronger gross margin. The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes.

Total revenue of the JVs was $115.4 million and net income was $20.9 million, compared to $35.7 million and $2.4 million in the prior year period, respectively. Home sales revenue of the JVs was $106.5 million, compared to $35.7 million in the prior year period.

Homebuilding gross margin percentage generated by the JVs was up 690 basis points to 24.8%, compared to 17.9% in the prior year period. Adjusted homebuilding gross margin percentage of the JVs, which excludes interest in cost of home sales, was 25.8%* compared to 19.1%* in the prior year. The improvement in gross margin percentage from the prior year period was primarily driven by a higher number of deliveries from our highly successful luxury condominium community in Newport Beach.

At the end of the 2015 third quarter, the JVs had 11 actively selling communities, compared to 10 at the end of the prior year period. New home orders from JVs for the 2015 third quarter decreased 28% as compared to the prior year period to 57 homes. The decline in JV orders was the result of a lower monthly sales absorption rate, which was impacted in part by fewer available homes to sell within the actively selling JV communities. The dollar value of homes in backlog from unconsolidated JVs at the end of the 2015 third quarter was up 9% to $205.6 million, or 173 homes, compared to $189.1 million, or 147 homes, in the prior year period. In addition, the dollar value backlog of JV lots at the end of the 2015 third quarter was approximately $51.7 million versus $0 in the year earlier period.

Balance Sheet and Liquidity

As of September 30, 2015, the Company had $35.4 million of cash and cash equivalents, $21.4 million in available loan commitments and $169.4 million of total debt outstanding. The Company ended the 2015 third quarter with a net debt-to-capital ratio of 45.6%*.

Guidance

The Company revised its full year 2015 earnings per share guidance to $1.20 to $1.35.  This EPS guidance is based on the following assumptions for the full year 2015 projections:

•	Wholly Owned revenues of $250 - $270 million

•	Fee Building revenues of $130 - $140 million

•	Income from unconsolidated joint ventures of $16 - $18 million

•	Year-end active community count of 18, consisting of 10 Wholly Owned and eight JV communities

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Thursday, November 5, 2015 to review third quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through December 5, 2015 and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 13622078.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, our ability to execute our strategic growth objectives, revenues, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission.

Contact:
Investor Relations | 949-382-7838 | investorrelations@nwhm.com

KEY OPERATIONS AND FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Operating Data:
Total revenues	$86,977	$28,605	$58,372	$235,473	$76,672	$158,801
Home sales revenue	$57,878	$8,197	$49,681	$133,315	$22,855	$110,460
Homebuilding gross margin	$7,989	$1,275	$6,714	$17,951	$4,033	$13,918
Homebuilding gross margin %	13.8%	15.6%	(1.8)%	13.5%	17.6%	(4.1)%
Adjusted homebuilding gross margin %*	14.5%	16.4%	(1.9)%	14.1%	18.1%	(4.0)%
Fee building revenue (1)	$29,099	$20,408	$8,691	$102,158	$53,817	$48,341
Fee building gross margin	$2,071	$1,019	$1,052	$6,144	$1,953	$4,191
Fee building gross margin %	7.1%	5.0%	2.1%	6.0%	3.6%	2.4%
Equity in net income of unconsolidated joint ventures	$4,056	$50	$4,006	$9,180	$995	$8,185
Net income (loss) attributable to The New Home Company Inc.	$4,444	$(1,059)	$5,503	$9,462	$(533)	$9,995
Interest incurred and capitalized to inventory	$1,369	$534	$835	$3,295	$1,079	$2,216
Interest in cost of home sales	$396	$65	$331	$876	$118	$758
Other Data:
New home orders	61	27	34	126	60	66
New homes delivered	30	10	20	71	33	38
Average selling price of homes delivered	$1,929	$820	$1,109	$1,878	$693	$1,185
Average selling communities	8.8	4.0	4.8	6.4	3.2	3.2
Selling communities at end of period				10	4	6
Backlog (est. dollar value)				$211,640	$91,061	$120,579
Backlog (homes)				96	42	54
Average selling price in backlog				$2,205	$2,168	$37

				September 30,	December 31,
Balance Sheet Data:				2015	2014	Change
Cash, cash equivalents and restricted cash				$35,510	$44,340	$(8,830)
Real estate inventories				$248,068	$163,564	$84,504
Lots owned and controlled (2)				6,073	5,926	147
Notes payable, including notes payable to affiliate				$169,423	$113,751	$55,672
Equity, exclusive of non-controlling interest				$160,023	$148,084	$11,939
Book capitalization				$329,446	$261,835	$67,611
Ratio of debt-to-capital				51.4%	43.4%	8.0%
Ratio of net debt-to-capital *				45.6%	31.9%	13.7%

(1) Fee building revenue includes management fees from unconsolidated joint ventures of $3.3 million and $2.2 million for the three months ended September 30, 2015 and 2014, respectively, and $8.4 million and $5.5 million for the nine months ended September 30, 2015 and 2014, respectively.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 10.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Operating Data:
Home sales revenue	$106,485	$35,720	$70,765	$200,325	$88,166	$112,159
Homebuilding gross margin	$26,408	$6,394	$20,014	$44,797	$18,676	$26,121
Homebuilding gross margin %	24.8%	17.9%	6.9%	22.4%	21.2%	1.2%
Adj homebuilding gross margin %*	25.8%	19.1%	6.7%	23.7%	22.3%	1.4%
Land sales revenue	$8,885	$—	$8,885	$54,455	$—	$54,455
Land gross margin	$1,317	$—	$1,317	$13,055	$—	$13,055
Land gross margin %	14.8%	—	14.8%	24.0%	—	24.0%
Adj land gross margin %*	14.9%	—	14.9%	24.0%	—	24.0%
Net income	$20,906	$2,424	$18,482	$39,310	$7,562	$31,748
Interest in cost of home sales	$1,091	$443	$648	$2,654	$1,008	$1,646
Interest in cost of land sales	$3	—	$3	$25	$—	$25
Other Data:
New home orders	57	79	(22)	268	231	37
New homes delivered	71	72	(1)	170	146	24
Average selling price of homes delivered	$1,500	$496	$1,004	$1,178	$604	$574
Average selling communities	10.5	8.3	2.2	9.5	7.7	1.8
Selling communities at end of period				11	10	1
Backlog homes (est. dollar value)				$205,604	$189,069	$16,535
Backlog (homes)				173	147	26
Average selling price in backlog (homes)				$1,188	$1,286	$(98)
Backlog lots (est. dollar value)**				$51,662	$—	$51,662

				September 30,	December 31,
Balance Sheet Data:				2015	2014	Change
Cash, cash equivalents and restricted cash				$50,946	$60,018	$(9,072)
Real estate inventories				$473,313	$459,770	$13,543
Lots owned and controlled				3,499	3,892	(393)
Notes payable				$103,654	$87,994	$15,660
The Company's equity				$61,791	$60,564	$1,227
Other partners' equity				$305,336	$320,451	$(15,115)
Book capitalization				$470,781	$469,009	$1,772

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 10.
** Backlog includes $18.1 million related to purchase contracts between the joint venture and the Company.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$35,373	$44,058
Restricted cash	137	283
Contracts and accounts receivable	11,084	13,164
Due from affiliates	789	2,662
Real estate inventories	248,068	163,564
Investment in unconsolidated joint ventures	61,791	60,564
Property and equipment, net of accumulated depreciation	924	984
Other assets	6,044	6,679
Total assets	$364,210	$291,958

Liabilities and equity
Accounts payable	$24,246	$16,581
Accrued expenses and other liabilities	7,994	11,200
Notes payable	169,174	113,751
Notes payable to affiliate	249	—
Total liabilities	201,663	141,532
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 16,516,546 and 16,448,750, shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively.	165	164
Additional paid-in capital	145,951	143,475
Retained earnings	13,907	4,445
Total The New Home Company Inc. stockholders' equity	160,023	148,084
Noncontrolling interest in subsidiary	2,524	2,342
Total equity	162,547	150,426
Total liabilities and equity	$364,210	$291,958

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$57,878	$8,197	$133,315	$22,855
Fee building, including management fees from unconsolidated joint ventures of $3,255, $2,199, $8,356 and $5,524, respectively	29,099	20,408	102,158	53,817
	86,977	28,605	235,473	76,672
Expenses:
Cost of homes sales	49,889	6,922	115,364	18,822
Cost of fee building	27,028	19,389	96,014	51,864
Abandoned project costs	108	62	551	162
Selling and marketing	2,294	971	4,914	2,188
General and administrative	5,105	3,149	13,078	8,028
	84,424	30,493	229,921	81,064
Equity in net income of unconsolidated joint ventures	4,056	50	9,180	995
Guaranty fee income	—	—	—	19
Other (expense) income, net	(15)	17	(292)	29
Income (loss) before taxes	6,594	(1,821)	14,440	(3,349)
(Provision) benefit for taxes	(2,249)	556	(5,275)	2,576
Net income (loss)	4,345	(1,265)	9,165	(773)
Net loss attributable to noncontrolling interests	99	206	297	240
Net income (loss) attributable to The New Home Company Inc.	$4,444	$(1,059)	$9,462	$(533)

Earnings (loss) per share attributable to The New Home Company Inc.
Basic	$0.27	$(0.06)	$0.57	$(0.03)
Diluted	$0.27	$(0.06)	$0.57	$(0.03)
Weighted average shares outstanding:
Basic	16,516,546	16,448,750	16,507,736	15,696,435
Diluted	16,733,805	16,448,750	16,660,673	15,696,435

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
	(Dollars in thousands)
Operating activities:
Net income (loss)	$9,165	$(773)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred taxes	(4,439)	(1,387)
Amortization of equity based compensation	2,725	1,807
Distributions of earnings from unconsolidated joint ventures	10,514	784
Equity in net income of unconsolidated joint ventures	(9,180)	(995)
Deferred profit from unconsolidated joint ventures	(1,448)	—
Depreciation and amortization	349	245
Abandoned project costs	551	162
Net changes in operating assets and liabilities:
Restricted cash	146	(912)
Contracts and accounts receivable	2,080	(2,448)
Due from affiliates	1,873	51
Real estate inventories	(104,833)	(65,125)
Other assets	5,074	(153)
Accounts payable	7,665	9,997
Accrued expenses and other liabilities	(3,206)	(3,606)
Net cash used in operating activities	(82,964)	(62,353)
Investing activities:
Purchases of property and equipment	(289)	(846)
Contributions to unconsolidated joint ventures	(7,967)	(24,645)
Distributions of capital from unconsolidated joint ventures	25,682	3,073
Net cash provided by (used in) investing activities	17,426	(22,418)
Financing activities:
Net proceeds from issuance of common stock	—	87,800
Repurchase of common stock	—	(11,988)
Borrowings from notes payable	87,504	90,949
Repayments of notes payable	(29,581)	(31,535)
Cash distributions to noncontrolling interest in subsidiary	(822)	(52)
Minimum tax withholding paid on behalf of employees for stock awards	(248)	—
Net cash provided by financing activities	56,853	135,174
Net (decrease) increase in cash and cash equivalents	(8,685)	50,403
Cash and cash equivalents – beginning of period	44,058	9,541
Cash and cash equivalents – end of period	$35,373	$59,944
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—
Income taxes paid	$8,356	$1,470
Supplemental disclosures of non-cash transactions
Purchase of real estate with note payable to land seller	$—	$17,000
Purchase of real estate with notes payable to affiliate	$747	$—
Contribution of real estate to unconsolidated joint ventures	$18,828	$1,890
Contribution of real estate from noncontrolling interest in subsidiary	$1,301	$751
Deductible transaction costs and additional contribution of deferred tax assets from IPO	$—	$707

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding and land gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding and land sales gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding and land gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three months ended September 30,				Nine months ended September 30,
	2015	%	2014	%	2015	%	2014	%
	(Dollars in thousands)
Homebuilding
Home sales revenue	$57,878	100.0%	$8,197	100.0%	$133,315	100.0%	$22,855	100.0%
Cost of home sales	49,889	86.2%	6,922	84.4%	115,364	86.5%	18,822	82.4%
Homebuilding gross margin	7,989	13.8%	1,275	15.6%	17,951	13.5%	4,033	17.6%
Add: Interest in cost of home sales	396	0.7%	65	0.8%	876	0.6%	118	0.5%
Adjusted homebuilding gross margin	$8,385	14.5%	$1,340	16.4%	$18,827	14.1%	$4,151	18.1%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$106,485	100.0%	$35,720	100.0%	$200,325	100.0%	$88,166	100.0%
Cost of home sales	80,077	75.2%	29,326	82.1%	155,528	77.6%	69,490	78.8%
Homebuilding gross margin	26,408	24.8%	6,394	17.9%	44,797	22.4%	18,676	21.2%
Add: Interest in cost of home sales	1,091	1.0%	443	1.2%	2,654	1.3%	1,008	1.1%
Adjusted homebuilding gross margin	$27,499	25.8%	$6,837	19.1%	$47,451	23.7%	$19,684	22.3%

Unconsolidated Joint Ventures - Land
Land sales revenue	$8,885	100.0%	$—	—%	$54,455	100.0%	$—	—%
Cost of land sales	7,568	85.2%	—	—%	41,400	76.0%	—	—%
Land gross margin	1,317	14.8%	—	—%	13,055	24.0%	—	—%
Add: Interest in cost of land sales	3	0.1%	—	—%	25	—%	—	—%
Adjusted land gross margin	$1,320	14.9%	$—	—%	$13,080	24.0%	$—	—%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30,	December 31,
	2015	2014
	(Dollars in thousands)
Notes payable, including notes payable to affiliate	$169,423	$113,751
Equity, exclusive of non-controlling interest	160,023	148,084
Total capital	$329,446	$261,835
Ratio of debt-to-capital (1)	51.4%	43.4%

Notes payable, including notes payable to affiliate	$169,423	$113,751
Less: cash, cash equivalents and restricted cash	35,510	44,340
Net debt	133,913	69,411
Equity, exclusive of non-controlling interest	160,023	148,084
Total capital	$293,936	$217,495
Ratio of net debt-to-capital (2)	45.6%	31.9%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.